EXHIBIT 15





Sears Roebuck Acceptance Corp.
Greenville, Delaware

We have made a review, in accordance with standards of the Public Company Oversight Accounting Board (United States), of the unaudited condensed interim financial information of Sears Roebuck Acceptance Corp. (a wholly owned subsidiary of Sears, Roebuck and Co.) for the 13 week and 39 week periods ended October 2, 2004 and September 27, 2003, as indicated in our report dated November 8, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 2, 2004, is incorporated by reference in Registration Statement No.333-92082 on Form S-3.

We are also aware that the aforementioned report, pursuant to Rule 436(c)under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





/s/ Deloitte & Touche LLP
------------------------
Deloitte & Touche LLP
Philadelphia, Pennsylvania
November 8, 2004















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